Exhibit 10.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to “Escrow Agent” (hereinafter defined) pursuant hereto, this “Escrow Agreement”) is made and entered into as of September 20, 2007, by and  among Perficient, Inc., a Delaware corporation (“Party A”), Kent Kasica as Representative of the holders (each a “Stockholder” and collectively, the “Stockholders”) of shares of common stock, par value $0.001 per share, of Perficient, Inc. (“Parent Common Stock”) set forth on Annex I hereto (“Party B,” and together with Party A, sometimes referred to collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (the “Escrow Agent”).

WHEREAS, Party A and Party B are parties to that certain Agreement and Plan of Merger dated as of September 20, 2007 (the “Merger Agreement”).  Escrow Agent is not a party to, has not received and will not be responsible for the Merger Agreement.

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Stockholders have agreed to deposit into escrow with the Escrow Agent one or more certificates in the name of the Stockholders evidencing in the aggregate 53,961 shares of Parent Common Stock (such shares referred to herein as the “Escrowed Shares”) and the sum of $1,873,800 (the “Escrowed Cash” and together with the Escrowed Shares, the “Escrowed Deposit”) , to be held by the Escrow Agent pursuant to the terms and conditions set forth in this Agreement and the Merger Agreement pending the occurrence of certain events set forth herein and therein; and

WHEREAS, the purpose of the Escrowed Deposit is to secure claims under Article IX of the Merger Agreement (“Indemnification Claims”); and

WHEREAS, Escrow Agent is willing to serve in such capacity on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.           Definitions.  Unless otherwise defined herein, each capitalized term used in this Agreement shall have the meaning ascribed to such term in the Merger Agreement.

3.           Authority of Party A.  Each of the Parties hereto agrees that Party A shall have authority to settle all Indemnification Claims in accordance with Article IX of the Merger Agreement on behalf of any of the affiliates of Party A.  Unless the context otherwise requires, any references to Party A contained herein shall be deemed to be references to Parent and its affiliates.

4.           Authority of Party B.  Prior to the distribution of the Escrowed Deposit, if any, each of the Parties hereto agree that Party B shall have authority to settle all claims under this Agreement or the Merger Agreement on behalf of any Stockholder who is entitled to receive a part of the Escrowed Deposit, if any, upon the release and distribution from this escrow.

5.           Deposit of Escrowed Shares and Investment of Escrowed Cash.

(a)           Promptly following the date of this Escrow Agreement, Party A shall instruct Continental Stock Transfer & Trust Company (“Continental”) to deliver the Escrowed Shares and any stock powers received by Continental in connection with the Escrowed Shares to the Escrow Agent and Party A shall deliver the Escrowed

Cash to the Escrow Agent.  The Escrowed Deposit shall constitute an escrow account (the “Escrow Account”) for the satisfaction of Indemnification Claims of the Parent Indemnified Persons under the Merger Agreement.  The Escrow Account shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any person, including any Party hereto.  The Escrow Agent agrees to accept delivery of the Escrowed Shares, the stock powers and the Escrowed Cash, and to hold the Escrowed Shares, the stock powers and the Escrowed Cash in an escrow account, subject to the terms and conditions of this Escrow Agreement.

(b)           Each record owner of the Escrowed Shares shall be entitled to exercise all voting rights with respect to such owner’s Escrowed Shares.

(c)           Party A and Party B agree between themselves, for the benefit of Party A and the Escrow Agent, that any securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares shall not be distributed to the record owners of such Escrowed Shares, but rather shall be distributed to and held by the Escrow Agent in the Escrow Account.  Ordinary cash dividends will be paid by Party A directly to the Stockholders or other record owners of such Escrowed Shares and not to the Escrow Agent.  Unless and until the Escrow Agent shall actually receive such additional securities or other property, it may assume without inquiry that the Escrowed Shares and Escrowed Cash currently being held by it in the Escrow Account are all that the Escrow Agent is required to hold.  At the time any Escrowed Shares or Escrowed Cash are required to be released from the Escrow Account to any Person pursuant to this Agreement, any securities or other property previously received by the Escrow Agent in respect of or in exchange for such Escrowed Shares or Escrowed Cash shall be released from the Escrow Account to such Person.

(d)           During the term of this Escrow Agreement, the Escrowed Cash may be invested by the Escrow Agent in (a) a JPMorgan Chase Bank, N.A. money market account, (b) a trust account with JPMorgan Chase Bank, N.A. or (c) a money market mutual fund (separately specified in writing), including without limitation a JPMorgan fund or any other mutual fund for which the Escrow Agent or any affiliate of the Escrow Agent serves as investment manager, administrator, shareholder servicing agent and/or custodian or subcustodian, notwithstanding that (i) the Escrow Agent or an affiliate of the Escrow Agent receives fees from such funds for services rendered, (ii) the Escrow Agent charges and collects fees for services rendered pursuant to this Escrow Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this Escrow Agreement may at times duplicate those provided to such funds by the Escrow Agent or its affiliates; or such other investments as shall be directed in writing by the Parties and as shall be acceptable to the Escrow Agent.  Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and will be executed through JPMorgan Asset Management (“JPMAM”), in the investment management division of JPMorgan Chase.  Unless otherwise instructed in writing by the Parties, Escrow Agent shall invest the Escrow Fund in selection (b) above.

Subject to principles of best execution, transactions shall be effected on behalf of the Escrowed Deposit through broker-dealers selected by JPMAM.  In this regard, JPMAM seeks to attain the best overall result for the Escrow Fund, taking into consideration quality of service and reliability.  An agency fee will be assessed in connection with each transaction. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.  The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this contract or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrowed Deposit.  The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder.  Receipt, investment and reinvestment of the Escrowed Deposit shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by parties to Escrow Agent within 30 calendar days after receipt thereof.  Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety.

6.           Release Date.  For purposes of this Agreement, the “Release Date” shall be September 20, 2008.

7.           Administration of Escrow Account.  Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

(a)           If, as of the Release Date, the Escrow Agent has not received written notice of any Indemnification Claims, then the Escrow Account, less the amount of all Claimed Amounts that have not been paid or otherwise resolved as of the Release Date (the “Retained Amount”) shall promptly (and in any event no later than 10 Business Days thereafter) be released to the Stockholders in whose names they have been issued as detailed in a written notice from Party B detailing the delivery instructions.  Upon resolution of all Claim Notices made prior to the Release Date, that portion of the Retained Amount that is not paid to Party A in satisfaction of such Claim Notices shall immediately be disbursed to the Stockholders as set forth in Party B’s delivery instructions delivered as of the Release Date.

(b)           Subject to the terms and conditions set forth in Section 9.04 of the Merger Agreement, if, at any time prior to 5:00 p.m. Central Time on September 20, 2008, Party A desires to make a claim against the Escrow Account with respect to any Indemnification Claim, then Party A shall, on or prior 5:00 p.m. Central Time on September 20, 2008, deliver a written claim notice (a “Claim Notice”) to Party B and to the Escrow Agent.  Such Claim Notice shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by Party A (the “Claimed Amount”); (ii) a statement that Party A is entitled to indemnification under Article IX of the Merger Agreement for such Damages; and (iii) a demand for payment.  The number of Escrowed Shares, if any, to be released shall be determined in accordance with Section7(d) below.

(c)           Prior to 5:00 p.m. Central Time on the 30th day after receipt by Escrow Agent of a Claim Notice, Party B may deliver to Party A and to the Escrow Agent a written response (the “Response Notice”) in which Party B may:  (i) agree that the full Claimed Amount may be released from the Escrow Account to Party A; (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Account to Party A; or (iii) indicate that no part of the Claimed Amount may be released from the Escrow Account to Party A.  Any part of the Claimed Amount that is not to be released to Party A shall be the “Contested Amount.”

(A)           If Party B does not deliver a Response Notice within such 30-day period, then Party B shall be deemed to have indicated that the entire Claimed Amount may be released from Escrow Account to Party A.

(B)           If Party B delivers a Response Notice agreeing that the full Claimed Amount may be released from the Escrow Account to Party A, the Escrow Agent shall promptly following the receipt of the Response Notice, deliver to Party A such Claimed Amount.

(C)           If Party B delivers a Response Notice agreeing that part, but not all, of the Claimed Amount may be released from the Escrow Account to Party A, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to Party A such Agreed Amount.

(D)           If Party B delivers a Response Notice indicating that there is a Contested Amount, Party B and Party A shall attempt in good faith to resolve the dispute related to the Contested Amount.  If Party A and Party B shall resolve such dispute, such resolution shall be binding on Party B and Party A and any other Parent Indemnified Person and Securityholder Indemnitee, as applicable, and a settlement agreement shall be signed by Party A and Party B and sent to the Escrow Agent, who shall, upon receipt thereof, if applicable, release Escrowed Shares and Escrowed Cash from the Escrow Account in accordance with the specific instructions provided in such agreement, subject to Section 7(e).

(E)           If Party B and Party A are unable to resolve the dispute relating to any Contested Amount within 45 days after the delivery of the Claim Notice, the settlement of such Contested Amount shall take place by a binding arbitration proceeding which shall take place in Austin, Texas, unless an alternative location is otherwise mutually agreed to by Party A and Party B, and be conducted by an arbitrator who has not been affiliated with or engaged by either party for a period of five years preceding the commencement of the arbitration proceeding, and the Escrow Agent shall continue to hold the Contested Amount until Escrow Agent receives either:  (i) a written notice signed by Party A and Party B, providing specific written instructions regarding the delivery of the Contested Amount, if any, to be released from the Escrow Account; or (ii) a final arbitration decision, in accordance with the following procedures, providing specific written instructions regarding the delivery of any or all of such Contested Amount.  The Contested Amount shall be settled in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator's decision shall relate solely to whether Party A is entitled to receive the Contested Amount (or a portion thereof) from the Escrow Account pursuant to the applicable terms of the Merger Agreement and this Escrow Agreement.  The final decision of the arbitrator shall be furnished to Party A, Party B and the Escrow Agent in writing and shall constitute the conclusive determination of the issue in question, be binding upon Party A, the Stockholders and the Escrow Agent.  The prevailing party in any arbitration (which determination shall be made by the arbitrator) shall be entitled to an award of attorneys’ fees and costs to be paid by the losing party (which determination shall be made by the arbitrator), and the losing party shall also be liable for all costs of arbitration, including, but not limited to, the compensation to be paid to the arbitrator in any proceeding and the transcript and other expenses of such proceeding.

(d)           Any amounts distributed to Party A from the Escrow Account shall be satisfied pro rata from each Stockholder’s Escrowed Deposit in accordance with each Stockholder’s Percentage Interest set forth on Annex I to this Escrow Agreement.  Any such Claimed Amount, Agreed Amount, portion of the Contested Amount which may be awarded to Party A or other award, as applicable, to be released to Party A by the Escrow Agent shall be done on the basis of 60% of any such amount from Escrowed Cash and 40% of any such amount from Escrowed Shares (such number of Escrowed Shares to be determined in accordance with Section 7(e)).

(e)           The number of Escrowed Shares, if any, to be released in payment and settlement of any Claimed Amount, Agreed Amount or all or any portion of the Contested Amount which may be awarded to Party A pursuant to Section 7(d) above shall be determined by dividing 40% of such Claimed Amount, Agreed Amount or award, as applicable, by the average closing sale price per share of Buyer Common Stock as reported on the Nasdaq Global Select Market for the 30 consecutive trading days ending on the date that is one trading day immediately preceding the closing date of the Merger Agreement (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).  The Escrow Agent will not be responsible for determining the share price.

8.           Escrow Agent.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement.  The Escrow Agent may rely upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either of the Parties.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either of the Parties.  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.  The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment.  The parties hereto other than the Escrow Agent agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent may rely on the validity, accuracy and content of the statements contained any written notice, document, instruction, or request furnished to it hereunder by Party A and Party B without further investigation, inquiry or examination.  For the avoidance of doubt, the Escrow Agent shall have no liability with respect to any provisions of this Escrow Agreement which set forth obligations or limitations of liability that the other parties to this Escrow Agreement have to each other.  The Escrow Agent shall have no obligation to investigate, inquire, examine or assist in any manner whatsoever, the parties' compliance with the terms of this Escrow Agreement that incorporate by reference provisions of the Merger Agreement that apply to the other parties' obligations or limitations of liability to each other that do not relate to obligations of the Escrow Agent under this Escrow Agreement.

9.           Succession.  The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving its written resignation to the Parties.  Such resignation shall take effect on the earlier of (a) a successor escrow agent being in place and (b) 30 days after such resignation is given to the Parties.  In such event, Party A may appoint a successor escrow agent.  If Party A fails to appoint a successor escrow agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor escrow agent.  The successor escrow agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment and the successor escrow agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally names as Escrow Agent herein.  The Escrow Agent shall act in accordance with written instructions from Party A and Party B as to the transfer of the Escrow Account to a successor escrow agent.  If Party A fails to appoint a successor escrow agent prior to the expiration of 30 days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

10.         Removal of Escrow Agent.  The Escrow Agent may be removed at any time by mutual agreement of Party A and Party B by giving not less than 30 days’ prior written notice to the Escrow Agent.  Prior to the expiration of such 30-day period, Party A and Party B shall designate, by mutual consent, a successor escrow agent.  If no successor escrow agent is appointed within such 30-day period, the Escrow Agent may deposit the amounts remaining in the Escrow Account with a court of competent jurisdiction located in Austin, Texas, whereupon the Escrow Agent shall be discharged of all duties and obligations hereunder.

11.         Compensation and Reimbursement.  Party A agrees to (a) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Annex III attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement.

12.         Indemnity.  The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the “Indemnitees”) from and against any and all loss, liability or expense (including the fees and expenses of in house or outside counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with (a) the Escrow Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of such indemnitee, or (b) its following any instructions or other directions from Party A or Party B, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement.  The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Account for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

13.         Account Opening Information/TINs.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

For accounts opened in the US:
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  When an account is opened, the Escrow Agent will ask for information that will allow us to identify relevant parties.

For non-US accounts:
To help in the fight against the funding of terrorism and money laundering activities we are required along with all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When you open an account, the Escrow Agent will ask for information that will allow us to identify you.

TINs.Tax Matters. The Parties each represent that its correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service (“IRS”) or any other taxing authority is set forth on the signature page hereof.  In addition, all interest or other income earned under the Escrow Agreement shall be reported by the recipient to the Internal Revenue Service or any other taxing authority.  Notwithstanding such written directions, Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution.  To the extent that any portion of the principal amount of the Escrow Deposit represents part or all of the purchase price under the Merger Agreement, Party B shall provide all information required for Escrow Agent to perform tax reporting on IRS Form 1099-B on or prior to each distribution. Unless otherwise directed in a joint written instruction executed by Party A and Party B, Escrow Agent shall report to the IRS and as appropriate withhold and remit taxes to the IRS, or to any other taxing authority as required by law, based upon the information or documentation so provided.  Escrow Agent shall be entitled to rely on such information and documentation and shall not be responsible for and shall be indemnified by Party B for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information or documentation.

Party B will provide Escrow Agent on or before the effective date of the Escrow Agreement and at appropriate times thereafter, including prior to any disbursement, a detailed schedule indicating the allocation of the disbursement amount from the Escrow Deposit between (i) principal amount, (ii) imputed interest to be reported on IRS Form 1099-INT or 1042S or (iii) Original Issue Discount (“OID”) to be reported on IRS Form 1099-OID along with the relevant payee tax information, documentation, and proportionate interest thereof. Escrow Agent shall report to the IRS and any other taxing authority as required by law based upon the information so provided. Escrow Agent shall be entitled to rely on such schedule and shall not be responsible for and shall be indemnified by Party B for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such schedule.

In addition, Party B shall provide to the Escrow Agent a schedule of all interest or other income earned under the Escrow Agreement which shall be reported by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow at disbursement, to the extent required by law.  Any other tax returns required to be filed will be prepared and filed by Party A and/or Party B with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). Party A and Party B acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrowed Deposit or any income earned by the Escrowed Deposit.  Party A and Party B further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrowed Deposit shall be paid by Party A and/or Party B respectively as required by law. In the absence of written direction from Party A and Party B, all proceeds of the Escrowed Deposit shall be retained in the Escrowed Deposit and reinvested from time to time by the Escrow Agent as provided in this Escrow Agreement.  Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

14.         Notices.  All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(a)           upon delivery if delivered personally or upon confirmed transmittal if by facsimile;

(b)           on the next Business Day (as hereinafter defined) if sent by overnight courier; or
(c)    four Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Party A	Perficient, Inc.
One City Place Drive, #190
St. Louis, Missouri  63141
Attention:  Paul E. Martin, Chief Financial Officer
Phone:  (314) 995-8810
Facsimile:  (314) 995-8802

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
The Terrace 7
2801 Via Fortuna, Suite 100
Austin, Texas  78746
Attention:  J. Nixon Fox III, Esq.
Phone:  (512) 542-8427
Facsimile:  (512) 236-3216

If to Party B:	Kent Kasica
285 Abbey Place
Boulder, CO 80302
Phone:  (720) 839-4206

with a copy (which shall not constitute notice) to:

Kendall, Koenig & Oelsner PC
999 18th Street, Suite 1825
Denver, Colorado  80202
Attention:  David J. Kendall, Esq.
Phone:  (303) 672-0102
Facsimile:  (303) 672-0101

If to the Escrow Agent:	JPMorgan Chase Bank, N.A.
712 Main Street, 5th Floor South, TX2 S037
Houston, Texas  77002
Attention:  Luis Bustamante, Escrow Services
Fax No.: (713) 216-6927

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (b) and (c) of this Section 14, such communications shall be deemed to have been given on the date received by the Escrow Agent.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

15.         Security Procedures.  In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Section 9 above), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Annex II hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Annex II, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of your executive officers, (“Executive Officers”), which shall include the titles of President or Chief Financial Officer as the Escrow Agent may select.  Such Executive Officer shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Party A or Party B to identify (a) the beneficiary, (b) the beneficiary's bank, or (c) an intermediary bank.  The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.  Party A and Party B agree that repetitive or standing settlement instructions will be effective as the funds transfer instructions of Party A and Party B, whether or not authorized, if such settlement instructions are verified pursuant to the security procedure provided herein or such other security procedure that the Escrow Agent, Party A and Party B may agree to.

16.         Miscellaneous.  The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.  Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Sections 9 and 10, without the prior consent of the other parties.  This Escrow Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any.  Nothing in this Escrow Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and their successors and assigns.  This Escrow Agreement shall inure to the benefit of: Party A, the Stockholders, Escrow Agent and their respective successors and assigns, if any, of the foregoing.  This Escrow Agreement shall be governed by and construed under the laws of the State of New York.  The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement.  No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Escrow Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.  Nothing in this Escrow Agreement shall derogate from, or modify in any respect any of the terms and provisions of the Merger Agreement, including Article IX thereof, with respect to indemnification.  In the event any provision of this Escrow Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Escrow Agreement and each and every other provision of this Escrow Agreement shall continue in full force and effect.  The waiver by any party hereto of a breach of any provision of this Escrow Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any party.  This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

17.         Termination.  This Escrow Agreement shall terminate upon the earliest occurrence of any of the following events: (a) the written agreement of Party A and Party B; or (b) upon the delivery by Escrow Agent of all of the Escrow Account in accordance with the terms of this Agreement; provided, however, that Sections 7(c) and 11 shall survive any termination of this Agreement.

18.         Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

Tax Certification: Taxpayer Identification Number (TIN): 74-2853258           Date: September 20, 2007

Name & Address:   Perficient, Inc.

   1120 South Capital of Texas Highway, Building 3, Suite 220

   Austin, Texas  78746

Customer is a (check one):

X    Corporation                             ___ Partnership
___ Individual/sole proprietor    ___ Trust                                ___ Other _________________

Taxpayer is (check if applicable):

X    Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(2)
it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(3)	the entity is a U.S. person (including a U.S. resident alien).

 (If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

PARTY A

Perficient, Inc.

By:	/s/ Jeffrey S. Davis
Printed Name: Jeffrey S. Davis
Title: President and Chief Operating Officer

Tax Certification: Taxpayer Identification Number (TIN):  ________________________            Date: September 20, 2007
Name & Address:    ___________________________________

   ___________________________________

   ___________________________________

Customer is a (check one):

___ Corporation                                ___ Partnership
X     Individual/sole proprietor        ___ Trust                                ___ Other _________________

Taxpayer is (check if applicable):

X     Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(4)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);

(5)
it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and

(6)	the entity is a U.S. person (including a U.S. resident alien).

 (If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

PARTY B

Kent Kasica

By:	/s/ Kent Kasica
Printed Name: Kent Kasica
Title:

JPMORGAN CHASE BANK, N.A.

as Escrow Agent

By: /s/ Greg Campbell

Annex I

Escrowed Deposit

Stockholder	Escrowed Shares	Escrowed Cash	Percentage Interest
Craig Ashmore	44	$1,515	0.0808%
Greenthal Family Trust DTD 7/26/96	87	$3,030	0.1617%
The Newton Fund, LP	567	$19,692	1.0509%
Viking Ventures	174	$6,059	0.3234%
HCP Direct Investments Limited	1,745	$60,592	3.2336%
Kevin J. Humphrey	87	$3,030	0.1617%
BoldTech Partners, LLC	1,134	$39,385	2.1019%
Donald Kasica	17,449	$605,918	32.3363%
Kent Kasica	17,406	$604,403	32.2555%
Michael Brennan	5,060	$175,716	9.3775%
Jeff Lutz	3,359	$116,639	6.2247%
Rafe Wilson	1,440	$49,988	2.6677%
Jeffrey Battin	654	$22,722	1.2126%
David Hastoglis	262	$9,089	0.4850%
Mary-Beth Ostasz	218	$7,574	0.4042%
Kevin Sheen	218	$7,574	0.4042%
Jeffrey Shaw	174	$6,059	0.3234%
Jeffrey Leitheiser	174	$6,059	0.3234%
Ronald Cutadean	44	$1,515	0.0808%
Peter Yanchak	87	$3,030	0.1617%
Daniel Kerber	131	$4,544	0.2425%
Mitchell Baltuch	87	$3,030	0.1617%
Chris McGuire	87	$3,030	0.1617%
Clifford Stockdill	44	$1,515	0.0808%
Hasso Schutrumpf	44	$1,515	0.0808%
Kathy Fournier	44	$1,515	0.0808%
Tao He	44	$1,515	0.0808%
Lillian Kushner	1,396	$48,473	2.5869%
Jeffrey Lutz and Susan B. Lutz (Joint Tenants)	698	$24,237	1.2935%
Robert Sisco	218	$7,574	0.4042%
Randall Shillman	87	$3,030	0.1617%
Andrew Mendler	131	$4,544	0.2425%
Mike Kinder	87	$3,030	0.1617%
Kirk Williams	44	$1,515	0.0808%
Shawn Davidson	87	$3,030	0.1617%
Todd Millard	87	$3,030	0.1617%
Stephen LeTourneau	44	$1,515	0.0808%
Larry Burley	44	$1,515	0.0808%
Deb Gay	44	$1,515	0.0808%
Elisabeth Franzen	44	$1,515	0.0808%
Naga Akula	44	$1,515	0.0808%
Ken Meeks	44	$1,515	0.0808%

Annex II

Telephone Number(s) for Call-Backs and
Person(s) Designated to Give and Confirm Funds Transfer Instructions

If to Party A:

Name	Telephone Number

1. Paul E. Martin	314.785.1470

2. Dick Kalbfleish	314.995.8885

If to Party B:

Name	Telephone Number

1. Kent Kasica	720.839.4206

Telephone call-backs shall be made to each Party A and Party B if joint instructions are required pursuant to this Escrow Agreement.  All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer.

Annex III

Escrow Agent’s Compensation:

Attached

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

New Account Acceptance Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . .$750.00
Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation.  Payable upon closing.

Minimum Administrative Fee . . . . . . . . . . . . . . . . . . . . . . . . . . $5,000.00
The Administration Fee covers our usual and customary ministerial duties, including record keeping, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction.  Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

ACTIVITY FEES: Activity fees will not be assessed for any month in which fewer than five transactions occur.

Disbursements

Per Check. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 35.00
Per Wire . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . U.S.$ 35.00
International	$100.00
Receipts

Per Deposit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $10.00

Investments
Per directed buy/sell . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . $75.00
The Investments fee will be waived if a JPMorgan Chase Bank compensating trust account provided by JPMorgan's Escrow Services group is selected.

1099 Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .$15.00

Legal Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .At Cost
There will be no legal expense for JPMorgan Chase if our standard form escrow agreement is employed without substantive amendments.  Should another form of agreement be used, external legal counsel would be retained only after advising the client of our intent to do so.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney's or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's then standard rate.

Modification of Fees

Circumstances may arise necessitating a change in the foregoing fee schedule.  The Bank will attempt at all times, however, to maintain the fees at a level that is fair and reasonable in relation to the responsibilities assumed and the duties performed.

Disclosure & Assumptions

•
Please note that any proposed fees quoted herein are indicative and not intended to be binding or to form an agreement between ourselves. This fee quote is subject to a review of the transaction documents and completion of an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein.  All fee arrangements are subject to a definitive and binding agreement between parties.

•	Payment of the invoice is due upon receipt.

Compliance

•
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account.  We may ask for information that will enable us to meet the requirements of the Act.